Exhibit 99

Eaton Reports Record First Quarter Net Income Per Share, 10 Percent Above 2011
Net Income Per Share Exceeds High End of Guidance
Full Year Earnings Per Share Guidance Raised by $0.10
CLEVELAND … Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $0.91 for the first quarter of 2012, an increase of 10 percent over the first quarter of 2011. Sales in the quarter were a first quarter record of $4.0 billion, 4 percent above the same period in 2011. Net income was $311 million, up 8 percent over the first quarter of 2011.
Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, operating earnings per share in the first quarter of 2012 were $0.92, an increase of 10 percent over the first quarter of 2011. Operating earnings for the first quarter of 2012 were $313 million, an increase of 8 percent over 2011.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We set first quarter records in sales, segment operating margins and earnings per share. Our earnings per share in the first quarter exceeded the high end of our earnings guidance.
“Our markets grew modestly during the first quarter, increasing 4 percent over the first quarter of 2011,” said Cutler. “The 4 percent sales growth in the first quarter consisted of 4 percent organic growth and 1 percent growth from acquisitions, partially offset by a 1 percent decline from lower foreign exchange rates.
“We entered 2012 expecting it would be a year of subpar global economic growth, leading to approximately 5 percent growth in our markets,” said Cutler. “We continue to believe that for the full year markets will grow 5 percent, but we now believe the rate of growth in our U.S. markets will be higher than originally expected and the rate of growth in our non-U.S. markets will be lower than originally expected.
“We anticipate operating earnings per share for the second quarter of 2012, which exclude charges to integrate our recent acquisitions, to be between $1.05 and $1.15, and net income per share to be between $1.04 and $1.14. Having raised our full year operating earnings per share guidance by $0.05 in February, we are now raising our guidance by an additional $0.10 to between $4.30 and $4.70, and for net income per share to between $4.23 and $4.63.
“For full year 2012, we expect another record year, with revenue growth of 7½ percent and operating earnings per share growth of 14 percent,” said Cutler. “These growth numbers represent strong performance in an uncertain global growth environment.”
Business Segment Results
Sales for the Electrical Americas segment were $1.1 billion, up 13 percent over 2011. Operating profits were $162 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $163 million, up 21 percent over the first quarter of 2011.
“End markets for our Electrical Americas segment grew 7 percent in the first quarter,” said Cutler. “We saw strong growth particularly in the nonresidential construction markets.
“Our bookings in the Electrical Americas segment were up 6 percent over the first quarter a year ago,” said Cutler. “We now estimate that growth in 2012 for the Electrical Americas markets will be 6 percent, up 1 percent over our prior estimate.”
Sales for the Electrical Rest of World segment were $651 million, down 12 percent from the first quarter of 2011. Our Electrical Rest of World markets were down 7 percent in the quarter. The segment reported operating profits of $53 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $54 million, down 23 percent. Bookings in the quarter declined 6 percent compared to the first quarter of 2011.
“The European and Asia-Pacific electrical markets declined during the first quarter,” said Cutler. “We do not expect these markets to recover until later in the second half. For the year as a whole, we believe our Electrical Rest of World markets will decline by 1 percent, down 2 percent from our prior estimate.”

Hydraulics segment sales were $735 million, an increase of 7 percent compared to the first quarter of 2011. Global hydraulics markets increased 4 percent in the quarter compared to the first quarter of 2011. Operating profits in the first quarter were $109 million. Excluding acquisition integration charges of $1 million, operating profits were $110 million, an increase of 4 percent.
“The hydraulics markets in the first quarter grew about as expected,” said Cutler. “Our bookings in the quarter declined 15 percent from the first quarter of 2011, as bookings in the first quarter last year reflected orders placed by OEM customers to rebuild their order backlog with suppliers. For all of 2012, we now believe hydraulics markets will grow by 5 percent, up 1 percent over our previous estimate.
“We announced the acquisition of Turkish hose manufacturer Polimer Kaucuk (SEL) in late February,” said Cutler. “This acquisition further expands our portfolio of hydraulic and industrial hoses and greatly expands our global hose manufacturing footprint.
“Early in April, we signed an agreement to acquire substantially all the shares of Korean hydraulics manufacturer Jeil Hydraulics,” said Cutler. “This acquisition provides us with a well-established portfolio of hydraulics components for the construction equipment market in Asia.
“We are excited to add SEL and Jeil to Eaton,” said Cutler. “Together, they will add approximately $525 million of annual revenue.”
Aerospace segment sales were $430 million, up 11 percent over the first quarter of 2011. Aerospace markets grew 6 percent compared to the first quarter of 2011. Operating profits in the first quarter were $60 million, an increase of 33 percent compared to a year earlier.
“As we expected, the rapid growth of commercial OEM sales, greatly in excess of the aftermarket, caused our operating margin in Aerospace to be lower than it typically is,” said Cutler. “We expect margins to improve slightly in the balance of the year.
“We continue to believe that our aerospace markets will grow by 5 percent for all of 2012,” said Cutler.
The Truck segment posted sales of $631 million, up 10 percent compared to the first quarter of 2011. Truck markets increased by 11 percent in the first quarter. The segment reported operating profits in the first quarter of $116 million, an increase of 29 percent over the first quarter of 2011.
“U.S. truck markets continued their rapid growth in the first quarter, with NAFTA Class 8 production growing 50 percent compared to the first quarter in 2011 and 3 percent over the fourth quarter of 2011,” said Cutler. “Our non-U.S. markets declined 7 percent, driven by lower production in Brazil following the prebuy at the end of 2011. In light of the soft conditions in Brazil, for all of 2012 we now expect our truck markets to grow 7 percent, compared to our previous forecast of 9 percent growth.”
The Automotive segment posted first quarter sales of $426 million, down 4 percent from the first quarter of 2011. The 4 percent decline was made up of 3 percent core growth offset by a 3 percent decline due to foreign exchange and a 4 percent decline due to the divestiture we completed in the fourth quarter of 2011. Global automotive markets were up 4 percent. The segment reported operating profits of $44 million, down 12 percent compared to the first quarter of 2011.
“We now believe our automotive markets in 2012 will grow 4 percent, 1 percent lower than our prior forecast,” said Cutler.
Notice of conference call: Eaton's conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter and full year 2012 net income per share and operating earnings per share, the performance of certain acquired businesses, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months ended March 31, 2012 are available on the company's website, www.eaton.com.
Eaton Corporation is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2011 sales of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 72,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2012	2011
Net sales	$3,960	$3,803

Cost of products sold	2,754	2,682
Selling and administrative expense	702	665
Research and development expense	105	105
Interest expense-net	28	32
Other expense (income)-net	3	(16)
Income before income taxes	368	335
Income tax expense	57	49
Net income	311	286
Adjustment for net loss for noncontrolling interests	—	1
Net income attributable to Eaton common shareholders	$311	$287

Net income per common share
Diluted	$0.91	$0.83
Basic	0.93	0.84

Weighted-average number of common shares outstanding
Diluted	339.8	345.7
Basic	335.4	340.1

Cash dividends paid per common share	$0.38	$0.34

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$311	$287
Excluding acquisition integration charges (after-tax)	2	2
Operating earnings	$313	$289

Net income per common share - diluted	$0.91	$0.83
Excluding per share impact of acquisition integration charges (after-tax)	0.01	0.01
Operating earnings per common share	$0.92	$0.84
See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2012	2011
Net sales
Electrical Americas	$1,087	$964
Electrical Rest of World	651	743
Hydraulics	735	685
Aerospace	430	389
Truck	631	576
Automotive	426	446
Total net sales	$3,960	$3,803

Segment operating profit
Electrical Americas	$162	$132
Electrical Rest of World	53	70
Hydraulics	109	106
Aerospace	60	45
Truck	116	90
Automotive	44	50
Total segment operating profit	544	493

Corporate
Amortization of intangible assets	(42)	(48)
Interest expense-net	(28)	(32)
Pension and other postretirement benefits expense	(41)	(33)
Other corporate expense-net	(65)	(45)
Income before income taxes	368	335
Income tax expense	57	49
Net income	311	286
Adjustment for net loss for noncontrolling interests	—	1
Net income attributable to Eaton common shareholders	$311	$287
See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
(In millions)
Assets
Current assets
Cash	$367	$385
Short-term investments	444	699
Accounts receivable-net	2,588	2,444
Inventory	1,779	1,701
Other current assets	704	597
Total current assets	5,882	5,826

Property, plant and equipment-net	2,660	2,602

Other noncurrent assets
Goodwill	5,605	5,537
Other intangible assets	2,192	2,192
Deferred income taxes	1,057	1,134
Other assets	597	582
Total assets	$17,993	$17,873

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$86	$86
Current portion of long-term debt	319	321
Accounts payable	1,530	1,491
Accrued compensation	297	420
Other current liabilities	1,333	1,319
Total current liabilities	3,565	3,637

Noncurrent liabilities
Long-term debt	3,345	3,366
Pension liabilities	1,511	1,793
Other postretirement benefits liabilities	640	642
Deferred income taxes	450	442
Other noncurrent liabilities	528	501
Total noncurrent liabilities	6,474	6,744

Shareholders’ equity
Eaton shareholders’ equity	7,933	7,469
Noncontrolling interests	21	23
Total equity	7,954	7,492
Total liabilities and equity	$17,993	$17,873
See accompanying notes.

EATON CORPORATION
NOTES TO THE FIRST QUARTER 2012 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2012 and 2011, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

E.A. Pedersen Company	December 29, 2011	Electrical Americas	$37 for 2011
A United States manufacturer of medium voltage switchgear, metal-clad switchgear, power control buildings and relay control panels primarily for the electrical utilities industry.

IE Power, Inc.	August 31, 2011	Electrical Americas	$5 for 2010
A Canadian provider of high power inverters for a variety of mission-critical applications including solar, wind and battery energy storage.

E. Begerow GmbH & Co. KG	August 15, 2011	Hydraulics	$84 for 2010
A German system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications.

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South African manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombian distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in China, the United States, India and Brazil.

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	Joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.
On February 20, 2012, Eaton reached an agreement to acquire Polimer Kaucuk Sanayi ve Pazarlama A.S., a Turkish manufacturer of hydraulic and industrial hose. This business sells its products under the SEL brand name and had sales of $335 for 2011. The acquisition is expected to close in the second quarter of 2012 and will be included in the Hydraulics segment. The terms of the agreement are subject to customary closing conditions.
On April 5, 2012, Eaton reached an agreement to acquire substantially all the shares of Jeil Hydraulics Co., Ltd., a Korean manufacturer of hydraulic motors and valves with sales of $189 for 2011. The acquisition is expected to close early in the third quarter of 2012 and will be included in the Hydraulics segment. The terms of the agreement are subject to customary closing conditions.

Note 2. ACQUISITION INTEGRATION CHARGES
Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended March 31
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2012	2011	2012	2011	2012	2011
Business segment
Electrical Americas	$1	$3	$162	$132	$163	$135
Electrical Rest of World	1	—	53	70	54	70
Hydraulics	1	—	109	106	110	106
Aerospace	—	—	60	45	60	45
Truck	—	—	116	90	116	90
Automotive	—	—	44	50	44	50
Total before income taxes	$3	$3	$544	$493	$547	$496
After-tax integration charges	$2	$2
Per common share	$0.01	$0.01
Charges in 2012 were related primarily to ACTOM Low Voltage, E. Begerow GmbH & Co. KG, Tuthill Coupling Group and Internormen Technology Group. Charges in 2011 were related primarily to CopperLogic, Wright Line Holding and EMC Engineers. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended March 31
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$41	$36	$4	$4
Interest cost	53	53	9	10
Expected return on plan assets	(64)	(59)	(1)	—
Amortization	33	22	4	3
	63	52	16	17
Settlement loss	6	3	—	—
Total expense	$69	$55	$16	$17

Note 4. INCOME TAXES
The effective tax rate for the first quarter of 2012 was 15.6% compared to 14.5% for the first quarter of 2011. The higher effective tax rate in the first quarter of 2012 was primarily attributable to greater levels of income in high tax rate jurisdictions and the expiration of the U.S. Research and Experimentation tax credit as of December 31, 2011.

CONTACT:
Eaton Corporation
Scott Schroeder, 216-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)